                                                                    EXHIBIT 6(b)

                        MANAGED CARE CONSULTANTS, INC.

                                   --------
                     THIRD PARTY ADMINISTRATION AGREEMENT
                                      FOR
                         MD HEALTH SHARES CORPORATION
                              AND ITS SUBSIDIARY,
                            PATIENT'S CHOICE, INC.
                                   --------

   MANAGED CARE CONSULTANTS, INC. (hereinafter referred to as "TPA"), a corporation organized under the laws of the State of Nevada and with an address of 4160 South Pecos Road, Las Vegas, Nevada 89121, and MD HEALTHSHARES CORPORATION (HEREINAFTER REFERRED TO AS "MDHS") and its subsidiary, PATIENT'S CHOICE, INC. (hereinafter referred to as "Patient's Choice"), with an address of Suite 4400, 201 St. Charles Avenue, New Orleans, Louisiana, 70170, both Louisiana Corporations.

   This Agreement is effective the 1st day of January 1997.

Whereas, Patient's Choice has been organized and capitalized to operate throughout the State of Louisiana as a health maintenance organization (hereinafter referred to as "HMO")

Whereas, Patient's Choice desires to engage TPA to provide certain services necessary and appropriate to implementation and administration of health benefit plans offered and contracted by Patient's Choice and for the benefit of its Plan Members as described infra.

   NOW THEREFORE, the Parties, for lawful consideration and intending to be legally bound, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

1.01 The term "Plan" shall mean the contract, certificate, policy, health plan document or any other document offered or sponsored by Patient's Choice under which a Covered Person may be entitled to receive reimbursement/payment for health care services.

1.02 The term "Covered Person" or "Member" shall mean an employee or dependent who is eligible under the Plan and whose enrollment materials have been properly completed and submitted to and accepted by Patient's Choice and who has made payment or on whose behalf payment has been made to Patient's Choice for providing or arranging for the provision of Covered Services.

1.03 The term "Covered Services" means the medically necessary medical, hospital and other health care services specified as such by the Plan and described in its Benefits Summary.



TPA Benefits Agreement--Louisiana

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MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                           2
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1.04  The term "Participating Provider" means any licensed physician, other health professional, ancillary service provider, hospital or other entity or institutional health care provider who or which has entered into a contractual agreement with Patient's Choice, directly or indirectly, to provide Covered Services to Members.

1.05 The term "Contract Physician" means a licensed physician who is a Participating Provider as defined herein but is not a shareholder of MDHS.

1.06 The term "Regional IPA" means one of the six regionally organized independent practice associations with which Patient's Choice has contracted to provide Covered Services to Members through the physicians members of the IPA.

                                  ARTICLE II
                      DUTIES AND RESPONSIBILITIES OF TPA

2.01  DATABASE MAINTENANCE, ACCESS AND SECURITY

      A. TPA shall, based on information and data furnished by Patient's Choice, create, establish, and maintain, to the best of TPA's ability, an accurate, complete and current computer database record of:

          1. the enrolled Members of all Patient's Choice Plans it administers, including all data elements as may be necessary or appropriate to properly identify such Members and the covered groups with which they are affiliated and to the timely and efficient performance of the functions and services of TPA provided for in this Agreement; and

          2. Patient's Choice's Participating Providers (with Contract Providers and non-physician ancillary providers being separately designated as such) including such data elements as may be necessary or appropriate to properly identify the Participating Providers, their respective medical specialties and the Regional IPA with which they are affiliated, and otherwise as may be necessary or appropriate to the timely and efficient performance of the functions and services of TPA provided for in this Agreement.

      B. TPA shall also establish, and maintain, using the Benefit Management Systems ("BMS") database management and claims paying system under license from BMS, as customized by TPA for Patient's Choice, an accurate complete and current computer database record of claims for reimbursement for Covered Services submitted by Participating Providers to and processed by TPA pursuant to Section 2.04-2.05 of this Agreement.





TPA Benefits Agreement--Louisiana

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MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                           3
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   C.  TPA shall provide for Patient's Choice and each of the Regional IPAs to have computer access, by modem, dial-up telephone line, to each of the Patient's Choice databases maintained by TPA pursuant to this Agreement. TPA shall provide Patient's Choice and its Regional IPAs with such communications and other computer software and technical and user support as may be necessary or appropriate to access, view and download such data and generate reports from the database management system(s) utilized by TPA.

   D. TPA shall operate a toll-free automated telephone system, maintained at Patient's Choice's expense in accordance with (S) 8.02 of this Agreement, allowing Participating Providers to verify Member eligibility 24 hours a day, seven days a week.

   E. TPA shall ensure the physical and electronic integrity and security of all data which it maintains for and on behalf of Patient's Choice relating to Members, Participating Providers and claims. Security provisions shall include, at a minimum, having a commercially reasonable disaster recovery plan in the event of the complete or partial loss of data or malfunction of computer systems and maintaining current off-site backup copies of all of the Patient's Choice data files at a location known to Patient's Choice and to which Patient's Choice has access at all times upon reasonable prior notice. TPA shall furnish Patient's Choice with a written log of the tapes or other computer media in the off-site location monthly after each update of such data. Duplicates of the magnetic tapes or other media containing the current records of Patient's Choice shall be furnished by TPA to Patient's Choice once every six months during the term of this Agreement. Additional or more frequent duplicates as may be requested by Patient's Choice will be supplied by TPA at cost, at the expense of Patient's Choice.

   F. TPA shall also ensure, through any and all measures, policies and procedures as may be necessary or appropriate, that no person, firm or entity other than TPA, its officers and employees having responsibilities with respect to the provision of services hereunder, and such persons as may be Authorized by Patient's Choice, shall have access to the computer data and other records of Patient's Choice maintained by TPA under this Agreement.

   G. Within fifteen (15) days of the date on which proper notice of termination of this Agreement is given by one party to the other pursuant to Article 6 of this Agreement, TPA shall transfer and deliver to Patient's Choice on magnetic tape or other computer readable media a complete, accurate and current copy of all computer databases and other files and records than maintained by TPA on behalf of Patient's Choice pursuant to this Agreement, together with the computer-readable and executable software for the BMS




TPA Benefits Agreement--Louisiana

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MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                           4
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          claims payment system and other database management systems, if any, used by TPA, as the same may have been customized by or for TPA for its provision of services hereunder and any and all manuals and other written or printed documentation with respect thereto. Concurrently, TPA shall ensure that Patient's Choice and MDHS are granted, at no additional cost, expense or fee to Patient's Choice or MDHS, a perpetual, non-exclusive license, or sublicense, to use the BMS claims payment system and other database management systems delivered to Patient's Choice hereunder.

2.02  PREMIUM BILLING AND COLLECTION

      A. In accordance with Plan specifications, Member and Group enrollment information and premium rates specified by Patient's Choice, TPA shall, in the name of Patient's Choice or such other name in which it elects to do business and so advises TPA, render initial and monthly invoices to the persons, firms and entities constituting Groups identified by Patient's Choice for the payment of Plan premiums and other charges for or on behalf of Members.

      B. Premium payments received by TPA from Patient's Choice Member Groups shall be verified, reconciled and recorded by TPA and deposited in a segregated account for premium receipt established by and in the name of Patient's Choice.

      C. TPA shall give written notice to Member Groups in accordance with Plan specifications of any delinquency or deficiency in the payment of Plan premiums and shall otherwise make commercially reasonable efforts to collect all premium payments due Patient's Choice.

      D. TPA shall notify Patient's Choice by an accounts receivable report of any and all premium payments which remain unpaid within 45 days of the date on which an invoice for such premiums was rendered.

      E. TPA shall give written notice of termination or cancellation to any Member Group for nonpayment of premiums when so authorized and directed by Patient's Choice.

2.03 PRECERTIFICATION: HMO PLAN DESIGN

      A. In accordance with applicable provisions of Plan certificates of coverage, Managed Care Consultants, Inc. ("MCC") shall on behalf of Patient's Choice review and if medically necessary and appropriate, authorize, Participating Provider requests for pre-certification of all inpatient hospital admissions, outpatient surgical procedures, and not more than ten (10) addi-






TPA Benefits Agreement--Louisiana

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MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                           5
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          tional procedures which are Covered Services and which Patient's
          Choice may designate for precertification prior to the effective date of this Agreement.

      B. MCC's precertification function shall be performed by licensed physicians or licensed registered nurses employed or contracted by MCC, or by such other class of licensed healthcare practitioner as may be approved by Patient's Choice. No admission or procedure shall be denied precertification except upon the approval of MCC's Medical Director, who shall be a doctor of medicine licensed to practice medicine, with the concurrence of Patient's Choice given through its Medical Director or other designee.

      C. MCC shall respond to and provide notice of precertification decisions with respect to hospital admissions on the same business day as the request is received, except in cases where a hospital admission is urgently required, in which case, MCC shall respond immediately so as not to delay care pending the receipt of sufficient information for retroactive certification. With respect to all other procedures for which precertification is required, MCC shall respond and provide notice of precertification decisions within not more than 24 hours or one business day of a request for and reasonably sufficient information pertaining to precertification, except as to purely elective Covered Services for which precertification is required, in which case MCC shall respond within 72 hours.

2.04  CLAIMS PROCESSING

      A. TPA shall receive and review all claims to determine if such allocated claims are within the predetermined limits of the corresponding fee schedule. In all cases where there is a submitted bill that is greater than allocated limit(s), TPA shall re-factor such payment(s) accordingly. Re-factoring of payments shall not be applicable to Contract Providers or Participating Providers who or which are not shareholders of MDHS and members of a Regional IPA.

      B. TPA shall complete its review of all claims after complete proof of claim is received by TPA in accordance with the State of Louisiana's applicable laws and regulations.

      C. TPA shall make provision for the electronic submission and filing of claims by Participating Providers.

      D. TPA shall process all HMO claims in the order received and shall use its best efforts, consistent with either industry standards or statutory guidelines, to compute reimbursements based on claims to funding ratios.




TPA Benefits Agreement--Louisiana

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MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                           6
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    E. TPA shall process all PPO and indemnity claims in the order received and shall use its best efforts, consistent with industry standards, to compute the benefits payable, if any, in accordance with the Plan. TPA will process completed claims in the order received. All contested claims will be subject to the appeal procedures set forth in the Plan.

2.05 CLAIMS PAYMENT/REIMBURSEMENT

    A. Claims shall be paid/reimbursed in the order processed and based on claims to funding ratios.

    B. TPA shall manage, pay, and/or reimburse all claims according to the appropriate payment structure (capitated, per diem, and fee schedule) as it pertains to each of the six (6) Regional IPAs.

    C. All clean claims for payment received by TPA from Participating
       Providers on or before the fifth business day of each calendar month with respect to Covered Services provided to Members during the preceding calendar month shall be paid by TPA on or before the 10th business day of such month, provided, however, that TPA's payment of Participating Provider submitted to manually, in writing or other than by electronic filing may be deferred for not more than an additional 10 days beyond the date when payment of such claims would otherwise be due.

    D. TPA shall transmit with each payment made to a Participating Provider who is subject to refactoring of claims an explanation of benefits (EOB) or equivalent written explanation of the factor by which the claim was reduced by TPA pursuant to (S) 2.04 of this Agreement.

2.06 UTILIZATION MANAGEMENT

TPA shall flag and report, via first class mail, Health Information Network (hereinafter referred to as "HIN"), fax, and/or telephone, to each IPA, if applicable, when agreed upon Milliman & Robertson designated length of stay(s) falls out of range. Notification shall be given to both the IPA's case managers and the Director of Medical Management.

2.07 REPORTS

    A. TPA shall provide to Patient's Choice, on diskette, a Physician/Provider Directory from information supplied by CompHealth, a credentialing verification organization.

    B. TPA shall prepare and provide to Patient's Choice the following reports:

        1.  Disbursements/reimbursements made to or on behalf of participants.






TPA Benefits Agreement--Louisiana

















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MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                           7
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        2. Total number of claims received during a specific month and turnaround time to process. Claims to be broken down according to type of Plan Covered Person is enrolled in; HMO or PPO.

        3. Eligibility: Total number of lives on the last day of each month.

        4. Breakdown by specific IPA of the total number of Milliman & Robertson designated length of stays falling out of range.

        5. Phone statistics: Total number of calls that come into TPA for specific month broken down by type of question(s).

        6. Ad-hoc or focus reports shall be generated in consultation with Patient's Choice.

        7. Failure of Patient's Choice to object, in writing, to any reports delivered to it by TPA within thirty (30) days of the date of mailing shall constitute Patient's Choice's approval of TPA's acts and information described therein.

2.08 RESPONSE PERFORMANCE STANDARDS

    A. Telephone Response Time: TPA shall respond to 90% of all status inquiries, eligibility, and provider relations phone calls not answered live, within 6 hours and 100% within two (2) business days or forty-eight (48) hours.

    B.  Mail Response Time: All correspondence shall be responded to within ten
        (10) business days of receipt.

    C. Member Concerns Response Time: TPA shall coordinate with Patient's Choice to respond to Member concerns regarding providers within three
        (3) business days or seventy-two (72) hours of receipt.

    D. Claims Investigation Response Time: TPA shall coordinate with Patient's Choice to respond to providers or Members regarding claims payments issues within three (3) business days or seventy-two (72) hours of receipt. TPA shall verify provider contract and utilization management information necessary to make a determination of claims payment accuracy.

    E. Utilization Management Issues: TPA shall report and respond to utilization management issues for all sources within three (3) business days or seventy-two (72) hours.




TPA Benefits Agreement--Louisiana

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MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                           8
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2.09 RECORDS AND CONFIDENTIALITY

    A. TPA shall maintain, at its office, adequate Plan records, in such form as may be convenient to TPA, whether hard copy, electronic data, or any other format, regarding all transactions in which TPA engages relating to the Plan. All records that identify a Member are confidential.

    B. TPA and Patient's Choice shall allow each other reasonable access to Plan records. TPA shall, with thirty (30) days written notice from Patient's Choice, allow Patient's Choice or its authorized agent to inspect or audit all records and files maintained by TPA at the office of TPA during normal business hours. Patient's Choice shall be responsible for all costs associated with the inspection or audit. Any agent or auditor that has access to the records and files maintained by TPA shall agree not to disclose any proprietary or confidential information of TPA.

    C. Plan records shall be maintained for Plan year to which they relate and for the seven (7) year period following such Plan year, regardless of the date of termination of this Agreement. TPA shall maintain the Plan records in accordance with prudent standards of insurance record-keeping and in accordance with (S) 6.03 (D) infra.

    D. TPA and Patient's Choice shall comply with applicable laws and regulations of the State of Louisiana regarding confidentiality or privacy of all records and other Plan records and to cooperate to ensure such compliance.

    E. During the time Plan records are in its custody or control, TPA shall take all reasonable precautions to prevent disclosure or use for a purpose unrelated to administration of the Plan. TPA shall disclose such information only:

        (i)   in response to a court order,

        (ii) for an examination conducted by an authorized state governmental authority, or by the federal government under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"),

        (iii) to or at the expressed written request of Patient's Choice, or

        (iv) with written consent of Plan participant or his/her legal representative.

    F. The applicable state insurance departments and other regulatory bodies may have access to such records as often as necessary for the purpose of examination, audit, and inspection, providing advanced written notice of five (5) business days is given.




TPA Benefits Agreement--Louisiana


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MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                           9
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    G.  Each party to this Agreement agrees that all information provided it by the other party and not otherwise available to the public shall be held and maintained by such party, its employees, agents, and affiliates, in the strictest confidence and shall not be divulged in any way, either directly or indirectly, without the prior written consent of the other party. Upon termination of this Agreement, all such information shall be returned to the party from which it was received or shall be destroyed. If the information is of such a character that it cannot reasonably be returned to the other party and is destroyed by the party holding the information pursuant to this Article, the party so holding the information shall provide affidavits in a form reasonably satisfactory to the other party attesting to the proper destruction of such.

2.10 COMMISSION PAYMENT

TPA shall pay all commissions associated with the sale of the Plan(s) to selling broker and agents appointed and in accordance with commission rates prescribed by Patient's Choice. Such payments will be made from an account established by and in the name of Patient's Choice, which will from time to time deposit sufficient funds in such account for the payment of commissions by TPA.

2.11 CLAIM ADJUSTMENTS

TPA shall perform all adjustments, refunding and payment of prescribed bonuses, if any, to Participating Provider physicians on a quarterly basis; provided, however, that no such adjustments shall be made or bonuses paid from Patient's Choice Regional IPA distribution pools for the first 12 months during which the Plan is operative. In connection with such quarterly adjustments and payments, TPA shall provide to Patient's Choice and each Regional IPA a profile of Participating Providers utilization relative to other Participating Providers within a Regional IPA and of each Regional IPAs utilization relative to the other Regional IPAs.

2.12 GOVERNMENTAL AUDITS

If Patient's Choice is investigated or audited by any state or federal governmental agency, TPA shall fully cooperate with such agency's reasonable and lawful requests for information. Any and all costs of such investigation shall be paid by Patient's Choice.

2.13 INSURANCE

TPA shall, at all times, maintain Third Party Administrators Professional Liability Insurance of with indemnity limits of not less than One Million Dollars And No/100 ($1,000,000.00) for each wrongful act or series of continuous, repeated, or interrelated



TPA Benefits Agreement--Louisiana


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MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                          10
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wrongful acts and One Million Dollars And No/100 ($1,000,000.00) aggregate, and shall, within thirty (30) days of a written request, present evidence of such to Patient's Choice.

2.14 LICENSURE

TPA shall be a licensed TPA in the State of Louisiana and shall maintain such licensure, at its expense, throughout the term of this Agreement.

                                  ARTICLE III
                DUTIES AND RESPONSIBILITIES OF PATIENT'S CHOICE

3.01 PROVISION OF INFORMATION

Patient's Choice shall provide eligibility and all other necessary Plan data to TPA in a computer format compatible with the BMS claims paying system.

On a timely basis, but not later than the tenth (10th) day of each month, Patient's Choice shall provide TPA with information which shall permit TPA to identify all individuals entitled to participate in the Plan.

3.02 DISTRIBUTION OF INFORMATION

Patient's Choice shall distribute to all Covered Persons all necessary Plan documents and materials, including summary Plan descriptions, Plan amendments, identification cards, enrollment forms, and applications and notice forms, as may be necessary for the operation of the Plan or to satisfy the requirements of all applicable laws and regulations of the State of Louisiana. Furthermore, Patient's Choice shall direct Plan Members to present the identification card to contracting providers at the time medical services are received.

3.03 COLLECTION OF IDENTIFICATION CARDS

If an individual ceases to be eligible for benefits under the Plan, Patient's Choice shall make reasonable efforts to collect and destroy such individual's Plan identification cards by the date the individual ceases to be eligible to participate in the Plan. Patient's Choice, and not TPA, shall be liable for any and all claims resulting from failure of Patient's Choice to collect identification cards as required by this Section.

3.04 ELIGIBILITY: DETERMINATION OF BENEFITS

Patient's Choice shall have sole authority to determine which persons/ individuals are eligible to receive benefits under the Plan. Moreover, Patient's Choice shall have final authority in establishing the terms and conditions of the Plan. However, Patient's Choice acknowledges that any stop loss insurance policy issued to Patient's Choice may limit

TPA Benefits Agreement--Louisiana

MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                          11
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coverage to claims eligible and paid under the written terms and conditions of the policy. TPA shall not be liable for claims paid in good faith reliance on eligibility information provided to or acts or omissions not provided to TPA by Patient's Choice, its agents, representative, or any other legal entity.

3.05 ADMINISTRATIVE FEES AND OTHER COSTS

     A. Patient's Choice shall pay TPA each month all fees described in (SS) 8.01-8.04 infra of this Agreement.

     B. TPA and Patient's Choice have agreed not to adjust TPA administrative fees for the first term of this Agreement.

     C. Patient's Choice shall pay TPA monthly based upon Patient's Choice records of current enrollment in the Plan as of the first (1st) day of each month.

     D. Patient's Choice shall pay TPA all monthly fees by the tenth (10th) day of the month following the month to which they relate, as provided in
         (S) 3.06 hereof.

     E. Patient's Choice shall reimburse TPA for any set-up and start-up fees and costs incurred and paid by TPA for software programming and customization necessary to configure its systems to perform the functions to be provided by TPA hereunder, up to a maximum of ONE HUNDRED TWENTY FIVE THOUSAND DOLLARS AND NO/100 ($125,000.00). Prior to or concurrently with execution of this Agreement, Patient's Choice shall advance such amount to TPA, to be credited by TPA against such expenses. TPA shall furnish Patient's Choice with a written itemization of any costs so incurred by TPA and to the extent that such costs are less than $125,000, TPA shall refund the difference to Patient's Choice or credit the difference against other fees and costs due TPA from Patient's Choice, as the parties may agree.

     F. Patient's Choice shall be responsible for payment of costs for identification cards and all Plan materials.

3.06 PAYMENT OF ADMINISTRATIVE FEES AND REIMBURSABLE COSTS

The administrative fees and reimbursable costs payable to TPA by Patient's Choice for its service under this Agreement, as provided by (S) 3.05 and 8.01-8.04 hereof, shall be invoiced monthly by TPA by the tenth day of each month with respect to Patient Choice's enrollment as of the first of such month, and paid monthly by Patient's Choice by the tenth (10th) day of the month following its receipt of such written invoice from TPA



TPA Benefits Agreement--Louisiana

MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                          12
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itemizing the applicable administrative fees for the month and all costs incurred by TPA which are reimbursable hereunder.


3.07 CLAIMS PAYMENT ACCOUNT

Patient's Choice shall establish and maintain a blank account in the name of itself (hereinafter referred to as "Payment Account") during the term of this Agreement. Patient's Choice shall fund the Payment Account from its general assets only on an as needed basis to ensure that the Payment Account contains sufficient funds to pay claims for benefits of Covered Persons under the Plan. Funds in the Payment Account shall remain the property of Patient's Choice except as required under applicable laws of the State of Louisiana.


3.08 PROVIDER CREDENTIALING

Patient's Choice, together with its contracted CVO, if any, shall be solely responsible for credentialing and contracting providers for the Plan. Moreover, Patient's Choice shall maintain and manage such credentialing.


3.09 NOTIFICATION OF SALE

Patient's Choice shall be solely responsible for notifying TPA of any and all sales of the Plan(s).


3.10 LICENSURE

Patient's Choice shall be licensed and maintain a certificate of authority in the State of Louisiana as an HMO, at its expense, throughout the term of this Agreement.


3.11 COMPLIANCE WITH THE LAW

Patient's Choice shall comply with all legal requirements applicable to the Plan and shall satisfy any and all reporting, notice, disclosure and filing requirements imposed by all applicable laws and regulations.


                                  ARTICLE IV
                                   FUNDING


4.01 RECEIPT OF FUNDS

All funds received by TPA for or on behalf of Patient's Choice shall be deposited by TPA in a Patient's Choice trust account, except for funds received by TPA from Patient's


TPA Benefits Agreement--Louisiana

MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                          13
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Choice designated as payment for administrative fees and costs payable to TPA under this Agreement.


4.02 REMITTANCE OF FUNDS

On receipt of funds from Patient's Choice, TPA shall promptly deposit the funds in the Payment Account.


4.03 PLAN RECOVERIES

TPA shall promptly deposit the net amount of all coordination of benefits recoveries, duplicate payment recoveries, subrogation and similar recoveries received by TPA for the benefit of Patient's Choice into the Payment Account.


4.04 PAYMENT ACCOUNT RECORDS

     A. TPA shall keep records that reflect separately any and all deposits and withdrawals from the Payment Account on behalf of Patient's Choice.

     B. TPA shall maintain copies of these records at its corporate headquarters.

     C. TPA shall at the request and expense of Patient's Choice furnish copies of the records relating to deposits and withdrawal on its behalf. Originals will be furnished upon request of such at no additional expense to Patient's Choice.


4.05 WITHDRAWALS FROM PAYMENT ACCOUNT

Patient's Choice authorizes TPA to make withdrawals from Payment Account for any of the following purposes to the extent permissible under applicable law:

     (1)  Payment of benefits under the Plan;

     (2) Transfer to and deposit in claims paying account(s) maintained by TPA for payment of claims as provided under this Agreement. See Article II, supra. Payments shall be on checks identifying Patient's Choice and drawn on such claims paying account(s);

     (3)  Payment to Patient's Choice upon its request; and

     (4) Deposit in an account controlled and maintained in the name of Patient's Choice upon its request.

     (5) Any and all checks, remittances or withdrawals over Twenty-Five Thousand and No/100 Dollars ($25,000.00) shall require two (2) signatures, one of which must be that of a Patient's Choice officer.


TPA Benefits Agreement--Louisiana

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MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                          14
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                                   ARTICLE V
                              LIMITS OF LIABILITY

5.01 FUNDING

TPA is not responsible or liable for the funding of claims for benefits under the Plan or the payment of fees to third parties providing services or products provided to Patient's Choice.


5.02 RELIANCE ON DATA

TPA is not responsible or liable for any acts or omissions made pursuant to any direction, consent or other request reasonably believed by TPA to be genuine and from an authorized representative or agent of Patient's Choice. Moreover, TPA is not responsible or liable for any acts or omissions made in reliance on erroneous data provided by Patient's Choice or any other person or the failure of Patient's Choice to perform its obligations under this Agreement.


5.03 CLAIMS PROCESSING

TPA shall use its best efforts, consistent with industry standards, to correctly process claims and pay in accordance with the Plan and information provided by Patient's Choice. Patient's Choice acknowledges that, because of the great volume of claims processed by TPA administrative errors may occur. Should errors occur, TPA shall correct such, within industry standards.


5.04 INDEMNIFICATION/HOLD HARMLESS

     A. TPA shall indemnify Patient's Choice and hold Patient's Choice harmless against any and all claims, actions, assessments, charges and expenses, including court costs and attorneys' fees, and against all liabilities, loses, damages of any nature and settlements, judgements or awards, whether compensatory, extracontractual or punitive, that Patient's Choice shall sustain or be put to by reason of any act or omission of TPA or its agents, employees, officers and directors or any breach by TPA of the terms of this Agreement, except as such acts or omissions are in response to written instructions by Patient's Choice, in which case Patient's Choice shall indemnify TPA and hold it harmless.

     B. Patient's Choice shall indemnify TPA and hold TPA harmless against any and all claims, actions, assessments, charges and expenses, including court costs and attorneys' fees, and against all liabilities, loses, damages of any nature and settlements, judgments or awards, whether compensatory, extracontractual or punitive, that TPA shall sustain or be put to by reason of any


TPA Benefits Agreement--Louisiana

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MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                          15
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         act or omission of Patient's Choice or its agents, employees, officers and directors or any breach by Patient's Choice or the terms of this Agreement, except as such acts or omissions are in response to written instructions by TPA, in which case TPA shall indemnify Patient's Choice and hold it harmless.


                                  ARTICLE VI
                             TERM AND TERMINATION

6.01 TERM OF AGREEMENT

This Agreement shall begin on the Effective Date, as noted supra, shall remain in effect for a period of twenty-four (24) months or two (2) years, provided, however, that this Agreement will be automatically renewed thereafter for successive one-year terms unless either party hereto gives written notice to the other, 90 days prior to the conclusion of its initial term or 60 days prior to the conclusion of any extended term, that the Agreement will be terminated at the end of its initial term or any subsequent one-year term.


6.02 TERMINATION

     A. Without Cause. This Agreement may be terminated at any time without cause or prejudice upon one hundred twenty (120) days prior written notice by either party.

     B. For Cause. TPA or Patient's Choice may terminate this Agreement at any time for cause. Cause for termination includes, but is not limited to, the following:

         1. Failure of Patient's Choice or TPA to maintain licenses or certifications required to operate in conformity with this Agreement, or to comply with applicable laws and regulations.

         2. Material failure of TPA, when acting as Payor, to make required compensation to Plan Members under the Plan.

         3.  Material breach of this Agreement by either party.

         4.  Insolvency of either party.

         5. Commission or omission of any act or any conduct or allegation of conduct for which either parties license or certification is subject to revocation or suspension.

         6. Failure of Patient's Choice or TPA to maintain required liability coverage protection.


TPA Benefits Agreement--Louisiana














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CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                          16
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         7.  Failure by Patient's Choice or TPA to comply with (S)2.08, Records and Confidentiality.

             Any occurrence under paragraph (1) above shall be grounds for immediate termination. Termination for any other reason set forth above shall be upon sixty (60) days prior written notice by the terminating party unless said reason for termination is cured to the satisfaction of the terminating party within said sixty (60) day period.


6.03 OBLIGATIONS UPON TERMINATION

     A. Termination of this Agreement by either party shall not terminate Patient's Choice's obligation to pay or fund any amounts for which Patient's Choice is or becomes liable pursuant to the provisions of the Plan or this Agreement. If Patient's Choice terminates this Agreement other than in accordance with (S)6.02 supra, Patient's Choice shall be obligated to pay, as liquidated damages, the fees due TPA through and including the subsequent year or the following anniversary date. Except as provided in Subsections (B) and (C), infra, all obligations of TPA for administration services under this Agreement shall end on the effective date of termination of this Agreement.

     B. In the event that this Agreement is terminated, TPA shall remain obligated to process and pay claims which have been incurred by Patient's Choice and which have been submitted to and received by TPA on or before the effective date of termination or within 20 days thereafter. Patient's Choice will compensate TPA on a pro rata basis for its services during such runout period. The terms and conditions of this Agreement shall govern any such processing except as otherwise agreed.

     C. Upon termination by either party, TPA shall, within thirty (30) days of the termination of services under this Agreement, deliver to Patient's Choice pending claims and eligibility database of the Plan. Furthermore, TPA shall, upon the written request and at the expense of Patient's Choice, provide other information regarding the Plan to the extent reasonably available to TPA.

     D. At Patient's Choice's request and expense, Plan records shall be returned to Patient's Choice not more than 30 days following termination of this Agreement. TPA may deliver the Plan records to the successor administrator or, if there is no successor administrator, to Patient's Choice and give any required written notice to appropriate governmental authorities of the location of Plan records.


TPA Benefits Agreement--Louisiana


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MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                          17
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                                  ARTICLE VII
                           MISCELLANEOUS OBLIGATIONS


7.01 INDEPENDENT CONTRACTOR RELATIONSHIP

     A. TPA is an independent contractor. Nothing contained in this Agreement shall create, or shall be constituted to create, a relationship of employer or employee between Patient's Choice and TPA, nor shall TPA's employees be considered employees of Patient's Choice for any purpose.

     B. Neither party may act on behalf of the other party, except as provided in this Agreement, and neither party may bind or execute a release on behalf of the other party, except as authorized in writing by the other party.

     C. All communications by TPA on behalf of Patient's Choice as authorized by this Agreement, whether with Plan Members, Participating Providers or other persons, firms or entities, shall be identified with and made in the name of Patient's Choice or such other name in which Patient's Choice elects to do business and so advises TPA.

7.02 FORM OF AGREEMENT

     A. Headings are intended for purposes of description only and shall not be used for purposes of interpretation of this Agreement.

     B. Any reference to the singular shall include reference to the plural and vise versa.


7.03 PROPRIETARY RIGHTS

     A. All computer software, courseware, and manuals developed by TPA and its computer vendor or its affiliate organizations shall be the property of TPA or such organizations, which shall be the sole determiner of is use and distribution, subject to the terms of this Agreement, including but not limited to, those relating to confidentiality of data.

     B. All data shall be the sole property of Patient's Choice. No use of detail or aggregate data will be permitted unless specifically authorized in writing by Patient's Choice.


7.04 ASSIGNMENT AND DELEGATION OF DUTIES

Neither Patient's Choice nor TPA may assign duties, rights, or interests under this Agreement unless the other party shall so approve by written consent. Consent shall not be unreasonably withheld.


TPA Benefits Agreement--Louisiana

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MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                          18
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7.05 INTERPRETATION

The validity, enforceability and interpretation of this Agreement shall be governed by any applicable federal law and by the applicable laws of the State of Louisiana.


7.06 AMENDMENT

This Agreement may not be amended except by written instrument executed by TPA and Patient's Choice.


7.07 ENTIRE CONTRACT

This Agreement constitutes the entire Agreement between the parties, relating to the subject matter hereof, and supersedes all prior and contemporaneous Agreements and understandings of the parties in connection therewith.


7.08 USE OF NAME

Patient's Choice agrees that TPA may include descriptive information relating to Patient's Choice in literature distributed to existing or potential clients. Such information shall include, but not be limited to, IPA's name, telephone number, address, and specialty. In turn, Patient's Choice may use descriptive information as it relates to TPA.

7.9 ENFORCEABILITY AND WAIVER

The invalidity and unenforceability of any term or provision of this Agreement shall in no way affect the validity or enforceability of any other term or provision. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.


7.10 REGULATORY APPROVAL

In the event that Patient's Choice has not received a Certificate of Authority to engage in business as a health maintenance organization in Louisiana prior to the execution of this Agreement, this Agreement shall be deemed to be a binding letter of intent. In such event, the letter shall become executed on the date such regulatory approval is obtained. If Patient's Choice is unable to obtain such licensure or approval after due diligence, Patient's Choice shall notify TPA and both parties shall be released from any liability under this Agreement.


7.11 DISPUTE RESOLUTION

     a. The parties shall first attempt to resolve any disputes that may rise between the parties in the usual course of business.


TPA Benefits Agreement--Louisiana

MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                          19
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     B.  Should the dispute not be resolved through the aforementioned process, the parties shall refer the dispute, controversy or question arising under this Agreement to an arbitrator selected by the parties. The proceeding shall be governed by the Rules of American Arbitration Association then in effect, and shall be held in the jurisdiction of Patient's Choice. If the parties are unable to agree upon such an arbitrator within thirty (30) days after either party has given the other party written notice of its desire to submit the dispute, controversy or question for decision, then either party may apply to the American Arbitration Association for the appointment of an arbitrator or, if such Association is not then in existence or does not desire to act in the matter, each party shall appoint an arbitrator of its choice. The appointed arbitrators will select a third arbitrator and the panel of three arbitrators will hear the parties and settle the dispute, controversy or question. Each party shall assume its own costs, but the compensation and expenses of the arbitrator(s) and any administrative fees or costs associated with the arbitration proceeding shall be borne equally by the parties. Arbitration shall be the exclusive remedy for the settlement of disputes arising under this Agreement. The decision of the arbitrator(s) shall be final, conclusive and binding, and no action at law or in equity may be instituted by either party other than to enforce the award of the arbitrator(s). Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.


7.12 NOTICES

Any notice or other communication required by this Agreement shall be given in writing and shall be deemed given on the date of actual delivery thereof by personal delivery against written receipt therefor, by certified return-receipt-requested mail, by facsimile, by commercial express delivery service or by any other means generating written documentation of delivery and receipt, addressed as follows:

If To: Patient's Choice, Inc. and/or MD HealthShares Corporation:

         Suite 4400
         201. St. Charles Avenue
         New Orleans, Louisiana 70170

       TPA:

         Joe Lawrence, BSN, RN
         President
         Managed Care Consultants, Inc.
         4160 South Pecos Road
         Las Vegas, Nevada 89121


TPA Benefits Agreement--Louisiana

MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                          20
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By notice given hereunder, either party may designate any different or additional addresses at which subsequent notice shall be given.


7.13 FORCE MAJEURE

The failure of either party to perform its obligations under this Agreement due to occurrences or contingencies beyond the reasonable control of such party, such as fire, flood, acts of God, shall not constitute a default or breach of this Agreement.


7.14 RESIDENT AGENT

Patient's Choice agrees to serve as the resident agent for service of process of TPA in the State of Louisiana.


                                 ARTICLE VIII
                                    PRICING

8.01 In consideration for TPA providing all of the services specified in this Agreement, Patient's Choice shall compensate TPA as follows:


                  SERVICES                              FEE

     HMO: Administrative                            $7.60 PMPM
     PPO: Reimbursement

            1.  Medical Management:
                a. UM-telephone concurrent review   $2.00
                b. Case Management

            2.  Precertification:
                Hospital admission and
                outpatient surgeries                $1.00PMPM

            3.  Repricing
                a. Per claim                        $1.00
                b. PEPM                             $2.00

8.02 Patient's Choice shall be solely               Cost plus 15% for support
responsible for all Cost plus 15% for support       and maintenance
telecommunications costs, including the cost for and maintenance both hardware and software of and 800 line, leasing telephone lines between TPA and the six (6) Regional IPAs.


TPA Benefits Agreement--Louisiana

MANAGED CARE                      THIRD PARTY
CONSULTANTS, INC.          ADMINISTRATION AGREEMENT                          20
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8.03 Patient's Choice shall be solely responsible        Actual cost
for paper costs and postage costs associated with the transmittal of EOBs to appropriate IPAs.


8.04 Should Patient's Choice request TPA to produce      To be determined
     and distribute its Physician/Provider Directory, additional fees shall be assessed to Patient's
     Choice.


     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the EFFECTIVE DATE.


EXECUTED DATE                          MANAGED CARE CONSULTANTS, INC.,
                                          THIRD PARTY ADMINISTRATION

_____________________                  By:   /S/ Joe Lawrence
                                             --------------------------
                                                     Joe Lawrence
                                                       President

                                       Date: 1-13-97
                                             --------------------------

                                       PATIENT'S CHOICE, INC.

                                       By:   /S/ Wallace H. Dunlap, M.D.
                                             --------------------------
                                                 Wallace H. Dunlap, M.D.
                                                       President

                                       Date: 1-9-97
                                             --------------------------


                                       MD HEALTHSHARES CORPORATION


                                       By:   /S/ James A. White, III, M.D.
                                             --------------------------
                                                 James A. White, III, M.D.
                                                       President

                                       Date: 1-8-97
                                             --------------------------


TPA Benefits Agreement--Louisiana